EXHIBIT 23(b)

                                AUDITORS' CONSENT

The Board of Directors
The Flemington National Bank & Trust Company:

     We consent to the use of our report dated January 31, 1995, relating to the consolidated statements of condition of The Flemington National Bank & Trust Company and subsidiary as of December 31, 1994 and 1993 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, included in this Proxy Statement/Prospectus and in the registration statement, and to the reference to our Firm under the heading "Experts" in the registration statement.

     Our report refers to a change in the method of accounting for certain investments in debt and equity securities in 1994 and the method of accounting for income taxes in 1992.

                                                  KPMG PEAT MARWICK LLP

Short Hills, New Jersey
November 7, 1995